Exhibit 3.2

AMENDMENT NO. [3]
TO THE
AMENDED AND RESTATED
BYLAWS
OF
TASER INTERNATIONAL, INC.
(which is changing its name to Axon Enterprise, Inc.)

April 5, 2017

Pursuant to the resolutions adopted by the Board of Directors of Axon Enterprise, Inc., formerly TASER International, Inc., a Delaware corporation (the “Company”), dated April 5, 2017, the Bylaws of the Company are hereby amended as follows:
1.    All references to TASER International, Inc. shall be amended and replaced by the new name of the corporation, Axon Enterprise, Inc., including, but not limited to, changing the title of the Bylaws from “Bylaws of TASER International, Inc.” to “Bylaws of Axon Enterprise, Inc.” and amending Section 1.01 as follows:
“Section 1.01 Registered Office.
The registered office of Axon Enterprise, Inc. (the “Corporation”) in the State of Delaware shall be that set forth in the Certificate of Incorporation or in the most recent amendment of the Certificate of Incorporation or in a certificate prepared by the Board of Directors and filed with the Secretary of State of Delaware changing the registered office.”
2.    Except as otherwise set forth herein, all other provisions of the Bylaws shall remain in full force and effect.

[The remainder of this page has been intentionally left blank.]

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:
1.    That I am the duly elected and acting Secretary of TASER International, Inc. (which will henceforth be known as Axon Enterprise, Inc.), a Delaware corporation; and
2.    That the foregoing Amendment No. [3] to the Bylaws, comprising two (2) pages, including this Certificate of Secretary, constitutes the Amendment No. [3] to the Bylaws of said corporation as duly adopted by the Board of Directors by Action by Written Consent of said corporation on or about the date hereof.
IN WITNESS WHEREOF, I have hereunto subscribed my name this 5th day of April, 2017.

By:
Name: Douglas E. Klint
Title: General Counsel and Corporate Secretary